EXHIBIT 99.1

FCB BANCORP REPORTS STRONG QUARTER RESULTS

Camarillo, California – November 2, 2006 – FCB Bancorp (OTCBB: FCBA), the holding company for First California Bank, announced today that net income for the third quarter of 2006 was $1.3 million, a 71 percent increase from the same period a year ago. Net income for the first nine months of 2006 increased 72 percent to $3.4 million from $2.0 million last year. The change in interim results is due primarily to an acquisition completed at the end of the third quarter of 2005.

“The positive results from our new Commercial Mortgage Division, our excellent asset quality and our year over year growth in loans and deposits have all contributed to our success,” stated C. G. Kum, President and Chief Executive Officer. “A year ago, we completed our first acquisition and since then, our tangible book value has increased by 18%.” Kum continued, “We are proceeding with our “merger of equals” with National Mercantile Bancorp which we announced on June 15th. The necessary regulatory filings are underway and we look forward to the finalization of this merger sometime in the early part of 2007.”

Overview

On September 30, 2005, we consummated a re-organization pursuant to which First California Bank became a wholly-owned subsidiary of FCB Bancorp. We also completed the acquisition of South Coast Bancorp, Inc. and its wholly owned subsidiary, South Coast Commercial Bank, on that date for cash consideration of $36.0 million. To finance the acquisition, we issued 1,115,000 shares of common stock at $19.75 per share and issued $10.3 million of junior subordinated debentures. The acquisition was accounted for using the purchase method of accounting and, as a result, our balance sheet information includes the fair value of the assets acquired and the liabilities assumed from South Coast Bancorp, Inc. as of September 30, 2005. Our income statement information, however, reflects our consolidated activities since October 1, 2005.

Net income

(in thousands, except per share)	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net income	$1,302	$762	$3,385	$1,968
Basic earnings per share	$0.40	$0.35	$1.03	$0.91
Diluted earnings per share	$0.39	$0.35	$1.03	$0.90
Basic weighted average shares	3,278	2,175	3,278	2,167
Diluted weighted average shares	3,305	2,190	3,299	2,189

Diluted earnings per share for the third quarter of 2006 increased 11 percent to $0.39 per share from $0.35 per share for the same period last year. Diluted earnings per share for the first nine months of 2006 were $1.03, up 14 percent from $0.90 last year. The earnings per share data for 2006 reflect the increase in outstanding weighted average shares that resulted from the issuance of 1,115,000 shares of common stock at the end of the third quarter of 2005. At September 30, 2006, there were a total of 3,277,807 shares of our common stock outstanding.

Net interest income

(dollars in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Net interest income	$5,295	$3,567	$15,781	$10,028
Net interest margin (tax equivalent)	4.73%	5.15%	4.93%	4.95%
Average interest earning assets	$449,714	$278,443	$432,650	$270,780
Average interest bearing funds	$346,233	$179,519	$330,515	$173,080

Net interest income for the third quarter of 2006 was $5.3 million, an increase of 48 percent from $3.6 million posted in the third quarter of last year. The net interest margin on a tax equivalent basis for the third quarter of 2006 was 4.73 percent compared with 5.15 percent for the same quarter a year ago. Net interest income for the first nine months of 2006 was $15.8 million, up 57 percent from the same period in 2005. The net interest margin on a tax equivalent basis for the first nine months of 2006 was 4.93 percent compared with 4.95 percent during the same period in 2005. The increase in our net interest income reflects the higher level of interest earning assets due to the acquisition. The decrease in our net interest margin reflects the higher proportion of interest bearing funds to interest earning assets as well as an increase in rates paid for these funds.

Noninterest income and noninterest expense

(dollars in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Service charges, fees & other income	$544	$439	$1,538	$1,212
Loan commissions & sales	89	69	169	237
Gain (loss) on sales of securities	—	—	(20)	2

Noninterest income	$633	$508	$1,687	$1,451

Salaries and employee benefits	$2,361	$1,522	$6,919	$4,541
Premises and equipment	668	445	1,927	1,220
Other expenses	1,315	760	3,545	2,182

Noninterest expense	$4,344	$2,727	$12,391	$7,943

Efficiency ratio	72.99%	66.93%	70.56%	69.20%

Service charges, fees and other income for the third quarter of 2006 totaled $544,000, up 24 percent from $439,000 for the same quarter last year. For the first nine months of 2006, service charges, fees and other income increased 27 percent from the same period in 2005.

Loan commissions and sales were $89,000 for the third quarter of 2006 compared with $69,000 for the third quarter of 2005. For the nine months ended September 30, 2006, loan commissions and sales totaled $169,000 compared with $237,000 for the same period in 2005. In the third quarter of 2006, we sold $6.8 million of Commercial Mortgage Division (CMD) loans for a gain of $73,000. More recently, in the fourth quarter of 2006, we sold $26.4 million of CMD loans for a gain of $480,000. This sale and gain activity will be included in our 2006 fourth quarter results.

Operating expenses for the third quarter of 2006 were $4.3 million, up from $2.7 million for the same quarter last year. For the first nine months of 2006, operating expenses were $12.4 million compared with $7.9 million for the same period a year ago. The increase in our operating expenses and in our efficiency ratios reflects the growth in our business.

We expanded our business through the acquisition of South Coast Bancorp, increasing personnel, branch and office locations in Orange and Los Angeles counties. We also built a new branch office in Simi Valley in December 2005. In addition, we opened a new loan production office in Sherman Oaks in the first quarter of 2006 and have since added lending, business development and credit administration personnel.

Loans and deposits

	2006	2005		2006	2005
Commercial mortgage	$181,629	$203,167	Checking	$100,542	$90,782
Multifamily mortgage	19,369	21,216	Interest checking	19,043	21,793
Construction loans	37,161	23,004	Savings	23,722	24,395
Commercial loans	57,007	56,271	Money market	58,919	61,094
Home equity loans/lines	9,605	7,482	Time deposits under $100,000	99,523	88,885

Home mortgage	47,626	10,696	Core deposits	301,749	286,949
Installment and credit card	2,203	4,315	Time deposits $100,000 or more	88,784	74,239

Total loans	$354,600	$326,151	Total deposits	$390,533	$361,188

Loans held for sale	29,675	$—

As of September 30, 2006, we had total loans of $354.6 million, up 9 percent from $326.2 million at the end of the same quarter a year ago. In addition, as of September 30, 2006, we had $29.7 million of loans held for sale, up from $11.6 million as of June 30, 2006. Loans held for sale comprise multifamily and commercial mortgages originated by our new Commercial Mortgage Division as well as loans originated by our SBA department.

As of September 30, 2006, we had total deposits of $390.5 million, up 8 percent from $361.2 million at September 30, 2005.

Allowance for loan losses and asset quality

(dollars in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Beginning balance	$4,209	$2,593	$4,105	$2,346
Balance acquired in purchase	—	$1,184	—	$1,184
Provision to (reduction in) allowance	(450)	122	(297)	366
Loans charged-off	(25)	—	(37)	(73)
Transfer to undisbursed commitment	(50)	—	(125)	—
Recoveries on loans charged-off	8	96	46	172

Ending balance	$3,692	$3,995	$3,692	$3,995

Allowance to loans			1.04%	1.22%
Accruing loans past due 90 days or more			$312	$—
Nonaccrual loans			$—	$—

We have experienced positive asset quality measures – low levels of delinquencies, low levels of nonaccrual loans, and low levels of net loan charge-offs – for an extended period of time. In light of this, as well as our continued critical evaluation of other relevant data, the allowance for loan losses was reduced to $3.7 million at September 30, 2006. The ratio of the allowance to loans was 1.04 percent at September 30, 2006. There were no nonaccrual loans at September 30, 2006.

Capital and selected ratios

Tangible book value per share increased 18 percent to $9.78 per share at September 30, 2006 from $8.27 per share at the end of the same period in 2005.

The ratio of shareholders’ equity to total assets at September 30, 2006 was 9.84 percent compared with 9.62 percent at the end of the same period in 2005. The ratio of tangible equity to tangible assets at September 30, 2006 was 6.61 percent compared with 6.16 percent as of September 30, 2005.

The return on average assets and the return on average common equity for the first nine months of 2006 was 0.92 percent and 9.54 percent, respectively. Our risk-based capital ratios exceeded those required for “well-capitalized” status.

Merger of Equals

On June 15, 2006, we announced the signing of a definitive agreement under which we will merge with National Mercantile Bancorp (NASDAQ: MBLA) in a merger of equals. National Mercantile is the parent company for Mercantile National Bank and South Bay Bank, N.A.

On a pro forma basis, giving effect to the merger, at September 30, 2006, the combined company would have consolidated assets of approximately $1 billion, with twelve full service offices and four loan production offices in Los Angeles, Orange and Ventura counties. The leadership team for the new combined company, to be called First California Financial Group, Inc. will be as follows:

President and Chief Executive Officer	»	C. G. Kum, FCB Bancorp’s Chief Executive Officer

Chief Financial Officer	»	Romolo Santarosa, FCB Bancorp’s Chief Financial Officer

Chief Credit Officer	»	Robert Bartlett, National Mercantile’s Chief Operating Officer

Chief Strategy Officer	»	David Brown, National Mercantile’s Chief Financial Officer

Head of Commercial Banking	»	Thomas Anthony, FCB Bancorp’s Chief Credit Officer

Scott Montgomery, National Mercantile’s President and Chief Executive Officer will retire after assisting in the transition. The merger, expected to close in the first quarter of 2007, is subject to customary regulatory approvals and approval by the shareholders of both companies.

FCB Bancorp

FCB Bancorp and its wholly owned subsidiary, First California Bank, is a leading community banking company with headquarters in Ventura County.

Established in 1979, First California Bank has eight full service offices located in Anaheim Hills, Camarillo, Irvine, Oxnard, Simi Valley, Thousands Oaks, Ventura and Westlake Village along with loan production offices located in Sherman Oaks and Torrance.

Contact information

C. G. Kum President and Chief Executive Officer	Romolo Santarosa Executive Vice President and Chief Financial Officer
805-322-9308 cgkum@fcbank.com	805-322-9333 rsantarosa@fcbank.com

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Forward-Looking Statements

This news release includes “forward-looking” statements within the meaning of Section 27A of the Securities Act. All of the statements contained in this press release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company’s strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, deposits and investments, (ii) the Company’s beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Company, (iii) the Company’s beliefs as to the adequacy of the allowance for loan losses, (iv) the Company’s beliefs and expectations of future operating results and (v) the combined entity’s ability to achieve expected financial results from the merger of equals, as well as the timing of the closing of the transaction and the ability to obtain regulatory approvals on a timely basis or at all. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Those factors include, but are not limited to, regulatory and shareholder approval for the proposed transaction, the impact of the current national and regional economy on small business loan demand in Southern California, loan delinquency rates, the ability of FCB Bancorp and National Mercantile and their subsidiaries to retain customers, interest rate fluctuations and the impact on margins, demographic changes, demand for the products and services of the companies and their subsidiaries, as well as their ability to attract and retain qualified people, competition with other banks and financial institutions, and other factors. For a discussion of factors that could cause actual results to differ, please see the reports on file with the Securities and Exchange Commission (the “SEC”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. All subsequent written and oral forward-looking statements by or attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this qualification. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Additional Information

The proposed merger will be submitted to the shareholders of each of National Mercantile Bancorp and FCB Bancorp for their consideration. First California Financial Group, Inc. filed a registration statement with the SEC, which include a joint proxy statement/prospectus to be sent to the shareholders of each of National Mercantile Bancorp and FCB Bancorp, and each of First California Financial Group, National Mercantile Bancorp and FCB Bancorp may file other relevant documents concerning the proposed merger with the SEC. Shareholders are urged to read the registration statement and the joint proxy statement/prospectus regarding the proposed merger and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about First California Financial Group, National Mercantile Bancorp and FCB Bancorp, at the SEC’s website (http://www.sec.gov). You will also be able to obtain these documents, free of charge, by accessing National Mercantile Bancorp’s website (http://www.mnbla.com) under the tab “Investor Relations”, or by accessing FCB Bancorp’s website (http://www.fcbank.com) under the tab “About Us”.

National Mercantile Bancorp and FCB Bancorp and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of National Mercantile Bancorp and FCB Bancorp in connection with the proposed merger. Information about the directors and executive officers of National Mercantile Bancorp is set forth in the proxy statement for its 2006 annual meeting of shareholders, as filed with the SEC on April 20, 2006. Information about the directors and executive officers of FCB Bancorp is set forth in its Annual Report on Form 10-K, as filed with the SEC on March 31, 2006. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the registration statement and the joint proxy statement/prospectus filed with the SEC regarding the proposed merger. You may obtain free copies of these documents as described above.

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Selected financial data attached

FCB Bancorp

Selected Consolidated Financial Data

(in thousands, except per share data)	3Qtr 2006	2Qtr 2006	1Qtr 2006	4Qtr 2005	3Qtr 2005
Income statement summary
Net interest income	$5,295	$5,248	$5,237	$5,209	$3,567
Service charges, fees & other income	544	522	473	437	439
Loan commissions & sales	89	28	52	107	69
Gains (losses) on sales of securities	—	—	(20)	—	—
Operating expenses	4,344	4,124	3,923	3,611	2,727
Provision for loan losses	(450)	—	153	122	122

Income before income tax	2,034	1,674	1,666	2,020	1,226
Income tax	732	601	656	764	464

Net income	$1,302	$1,073	$1,010	$1,256	$762

Balance sheet summary
Loans	$354,600	$363,787	$353,573	$342,883	$326,151
Loans - held for sale	29,675	11,553	—	—	—
Allowance for loan losses	3,692	4,209	4,287	4,105	3,995
Securities	65,709	65,786	67,886	73,419	77,171
Deposits	390,533	395,335	391,832	372,348	361,188
Federal Home Loan Bank advances	50,111	51,300	30,050	36,319	47,566
Junior subordinated debentures	10,310	10,310	10,310	10,310	10,310
Shareholders’ equity	49,459	47,446	46,696	45,779	44,960
Goodwill and other intangibles	17,393	17,411	16,934	16,951	17,869
Total assets	502,551	505,792	480,990	467,111	467,391
Common shareholders’ data
Basic earnings per share	$0.40	$0.33	$0.31	$0.38	$0.35
Diluted earnings per share	$0.39	$0.33	$0.31	$0.38	$0.35
Book value per share	$15.09	$14.48	$14.25	$13.97	$13.72
Tangible book value per share	$9.78	$9.16	$9.08	$8.79	$8.26
Basic weighted average shares	3,278	3,278	3,278	3,278	2,175
Diluted weighted average shares	3,305	3,298	3,292	3,294	2,190
Capital ratios
Equity to assets	9.84%	9.38%	9.71%	9.80%	9.62%
Tangible equity to tangible assets	6.61%	6.15%	6.41%	6.40%	6.03%
Total capital ratio	11.88%	11.66%	11.71%	11.74%	11.42%
Tier 1 capital ratio	10.87%	10.53%	10.56%	10.60%	10.28%
Tier 1 leverage ratio	8.71%	8.57%	8.96%	8.69%	8.65%
Financial ratios
Return on average assets	1.03%	0.87%	0.87%	1.08%	1.01%
Return on average equity	10.62%	9.12%	8.82%	11.00%	12.35%
Efficiency ratio *	72.99%	70.82%	67.79%	62.46%	66.93%
Net interest margin (tax equivalent)	4.73%	4.95%	5.05%	5.02%	5.15%
Allowance for loan losses to loans	1.04%	1.16%	1.21%	1.20%	1.22%

*	Computed by dividing noninterest expense by net interest income and noninterest income. The ratio is a measurement of the amount of revenue that is utilized to meet overhead expenses.

FCB Bancorp

Selected Consolidated Financial Data

(in thousands, except per share data)	Nine months ended September 30,
	2006	2005
Income statement summary
Net interest income	$15,781	$10,029
Service charges, fees & other income	1,538	1,212
Loan commissions & sales	169	237
Gains (losses) on sales of securities	(20)	2
Operating expenses	12,391	7,943
Provision for loan losses	(297)	366

Income before income tax	5,374	3,171
Income tax	1,989	1,203

Net income	$3,385	$1,968

Balance sheet summary
Loans	$354,600	$326,151
Loans - held for sale	29,675	$—
Allowance for loan losses	3,692	3,995
Securities	65,709	77,171
Deposits	390,533	361,188
Federal Home Loan Bank advances	50,111	47,566
Junior subordinated debentures	10,310	10,310
Shareholders’ equity	49,459	44,960
Goodwill and other intangibles	17,393	17,869
Total assets	502,551	467,391
Common shareholders’ data
Basic earnings per share	$1.03	$0.91
Diluted earnings per share	$1.03	$0.90
Book value per share	$15.09	$13.72
Tangible book value per share	$9.78	$8.26
Basic weighted average shares	3,278	2,167
Diluted weighted average shares	3,299	2,189
Capital ratios
Equity to assets	9.84%	9.62%
Tangible equity to tangible assets	6.61%	6.03%
Total capital ratio	11.88%	11.42%
Tier 1 capital ratio	10.87%	10.28%
Tier 1 leverage ratio	8.71%	8.65%
Financial ratios
Return on average assets	0.92%	0.90%
Return on average equity	9.54%	11.05%
Efficiency ratio *	70.56%	69.20%
Net interest margin (tax equivalent)	4.93%	4.95%
Allowance for loan losses to loans	1.04%	1.22%

*	Computed by dividing noninterest expense by net interest income and noninterest income. The ratio is a measurement of the amount of revenue that is utilized to meet overhead expenses.